Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Otter Tail Corporation on Form S-3 of our report dated February 20, 2008, relating to the consolidated financial statements and financial statement schedules of Otter Tail Corporation and its subsidiaries (the “Company”) and the effectiveness of Otter Tail Corporation’s internal control over financial reporting, appearing in the 2007 Annual Report to Shareholders of the Company and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
November 26, 2008